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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of June 5, 2002 by and between Archibald Candy Corporation, an Illinois corporation (the "Company"), and Ted A. Shepherd (the "Executive").

RECITALS:

        A.    Prior to the date hereof, the Company has employed the Executive; during the course of such employment and during the course of the Executive's continued employment pursuant to the terms of this Agreement, the Executive has participated in and will continue to participate in the development of, and has been and will continue to be privy to, trade secrets and confidential information of the Company and its affiliates, including without limitation, their customer lists, strategic business plans, pricing and billing practices, relationships with vendors and know-how involved in the operation of their business activities (collectively, the "Confidential Information"); and

        B.    The Company desires to obtain the continued services of the Executive and to protect the Confidential Information and goodwill of the Company and its affiliates.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Employment and Duties.

          (a)  The Company shall employ the Executive as the President and Chief Executive Officer of the Company throughout the Term (as defined below) and the Executive hereby accepts and agrees to serve the Company in such capacities during the Term in accordance with the terms and conditions hereinafter set forth. In addition, the Company is contemplating filing a voluntary chapter 11 petition pursuant to the United States Bankruptcy Code. If the Company does file such petition and if the Company reorganizes in bankruptcy, the Executive, from and after the consummation date of any plan of reorganization of the Company (a "Plan") and until the end of the Term, shall serve as the Chairman of the Board of Directors of the Company (the "Board").

          (b)  The Executive shall have the duties, responsibilities and authority customary to an employee serving as the President and Chief Executive Officer of a company. The Executive shall report to and take direction from the Company's Board.

          (c)  During the Term, excluding reasonable vacations compatible with the Executive's position and periods of illness, injury or other disability, the Executive shall give his best efforts and devote substantially all of his business time and attention to the business and interests of the Company and its Subsidiaries. The Executive may, from time to time, subject to Board approval, serve as a consultant to and/or a member of the board of directors of other entities which do not compete, directly or indirectly, with the Company or any of its Subsidiaries (collectively, the "Archibald Entities" and, individually, an "Archibald Entity").

          (d)  For purposes of the Agreement, "Subsidiaries" shall mean with respect to any Person, any corporation or other entity of which the equity securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body, at the time of determination, are owned by such Person, directly or through one or more Subsidiaries.

        2.    Term of Employment.    The term of this Agreement (the "Term") shall run for one year from the date hereof (the "Commencement Date"), or until the Executive's employment is terminated in accordance with Section 5 hereof, provided that the Term shall renew automatically at the expiration thereof for successive one year renewals unless the Executive or the Company provides at least 90 days' prior notice of his or its election not to renew the Term.

        3.    Compensation and Benefits.    During the Term, the Company shall pay to the Executive, and the Executive shall accept from the Company, as full compensation for the Executive's services hereunder, compensation as follows:

          (a)    Base Salary.    The Executive shall be paid an annual salary of $430,000, which shall be paid in accordance with the payroll practices of the Company as in effect from time to time (the "Salary"). The Salary may be increased from time to time or the Executive may be awarded such additional remuneration and benefits as the Board in its sole discretion may decide, but in no event shall the Salary be decreased from any prior year.

          (b)    Stay Bonus.    The Executive shall be entitled to a $150,000 cash "stay bonus" (the "Stay Bonus"), which shall be payable as follows: (i) on the effective date of this Agreement, $50,000 payable in cash by the Company to the Executive (but which sum shall be returned by the Executive to the Company in the event no petition is filed within 30 days of the effective date of this Agreement), and (ii) on the earlier of (A) the earlier of the date on which a Plan confirmed by the Bankruptcy Court becomes effective or 30 days after the Confirmation Date of any such Plan and (B) the termination of the Term for any reason (other than by the Company "for cause" in accordance with Section 5(d), or by the Executive without Good Reason in accordance with Section 5(e), or the expiration of the Term following Notice by the Executive to the Company of his election not to renew the Term), $100,000 cash payable by the Company to the Executive.

          (c)    Mandatory Annual Bonus.    So long as his employment is not earlier terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive a full annual year-end bonus for the fiscal year ending August 31, 2003 ("Annual Bonus"), based upon, and subject to, the Company's achievement of the EBITDA targets set forth in the Incentive Compensation Plan Performance Objectives Form attached hereto as Schedule A regardless of whether the termination of the Term occurs prior to August 31, 2003. In the event of a Company Sale or other restructuring of the Company's business that impairs the attainability of the EBITDA targets, the parties agree to negotiate in good faith a method for calculating the Annual Bonus that shall be consistent with the method for calculating bonuses for all participants in the Incentive Compensation Plan.

          (d)    Company Sale Bonus.    In the event of a Company Sale (as defined below) at any time during the Term (during the 120-day period following the Term) or if, at any time during the Term (or during the 120-day period following the end of the Term), the Company or shareholders of the Company enter into an agreement for a Company Sale, the Executive shall be entitled to receive a bonus (a "Company Sale Bonus") in an amount equal to the product of (i) three percent (3.0%) and (ii) the positive sum, if any, of (A) the total proceeds of the Company Sale (including the present value of any deferred purchase price payments and the fair market value of any securities received as consideration), minus (B) the transaction expenses payable by the Company in connection with the Company Sale, minus (C) $100.0 million. The Company Sale Bonus shall be payable in cash by the Company to the Executive simultaneously with the consummation of the Company Sale. "Company Sale" shall mean (i) a transaction between the Company and an unaffiliated entity or entities whereby the holders of the Company's outstanding common stock prior to such transaction own less than 50% of the voting stock of the entity that survives or results from such transaction; or (ii) the sale by the Company or by a direct or indirect parent of the Company of all or substantially all of the Company's assets in one transaction or a series of related transactions.

          (e)    Other Benefits.    During the Term, the Executive shall be entitled to the other benefits set forth on Schedule B attached hereto, subject to the terms and conditions thereof.

          (f)    Vacation.    The Executive shall be entitled to not less than four weeks of paid vacation per year. Vacation carryover, if any, is subject to Company policy.

          (g)    Sick Leave.    The Executive will be granted sick leave in accordance with Company policy.

          (h)    Reimbursement of Business Expenses.    The Company shall reimburse the Executive for all reasonable expenses necessarily incurred by him in connection with the performance of the Executive's duties hereunder during the Term, upon presentation of appropriate supporting documentation, subject, however, to the Company's written employee reimbursement policies and procedures relating to business related expenses as in effect from time to time.

        4.    Non-Compete, Non-Solicitation.

          (a)    Non-Compete.    The Executive covenants and agrees that, in the event the Term is terminated for "cause" in accordance with Section 5(d) or by the Executive other than for Good Reason in accordance with Section 5 (e), he, for a period of six (6) months after such termination (the "Noncompete Period"), will not either directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, stockholder, investor (other than as a passive owner of not more than five percent (5%) of any class of securities traded on a national or regional stock exchange) or otherwise, alone or in association with any other person, firm, corporation or other business organization (each a "Person"), carry on, manage, control, consult with, render services for, or be engaged, concerned or take part in, or render like services to, or own any interest or share in earnings of any Person competing in any boxed chocolate business with any Archibald Entity, as such business exists or is in process on the date of such termination, within any geographical area in which such Archibald Entity is engaged in such business on the date of such termination.

          (b)    Non-Solicitation.    During the Noncompete Period, the Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of any Archibald Entity to leave the employ of such Archibald Entity, or in any way interfere with the relationship between any Archibald Entity and any employee thereof, or (ii) induce or attempt to induce any significant customer, supplier, licensee, licensor, independent contractor, franchisee or other business relation of any Archibald Entity to cease doing business with any such Archibald Entity, or in any way interfere with the relationship between any such customer, supplier, licensee, independent contractor, franchisee or business relation and any Archibald Entity (including, without limitation, making any statement which is intended or reasonably calculated to disparage or discredit any Archibald Entity).

          (c)    Enforcement.    If, at the time of enforcement of this Section 4, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. It is further agreed that the Non-Compete Period shall be tolled, and shall not run, during any period of time in which the Executive is in breach of the terms of Section 4 hereof.

          (d)    Remedies and Equitable Relief.    In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 4, the Company, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction (without having to post a bond), together with reasonable attorney's fees, in order to enforce or prevent any violations of the provisions hereof.

        5.    Termination.    This Agreement shall terminate in accordance with the provisions of this Section 5.

          (a)    Mutual Agreement.    During the Term, the Executive's employment hereunder may be terminated at any time by the mutual, written agreement of the Company and the Executive on terms to be negotiated at the time of such termination.

          (b)    Expiration of Agreement.    In the event that either the Executive or the Company provides written notice of his or its election not to renew the Term in accordance with Section 2, the Term shall terminate upon the expiration of the Term.

          (c)    Death or Disability.    The Term shall terminate automatically upon the death or disability of the Executive. The Executive will be deemed to be "disabled" if the Board determines in good faith that the Executive is unable, after reasonable accommodation, to substantially perform the duties hereunder by reason of disability or incapacity due to physical or mental illness, for a period in excess of six (6) months in any twelve (12) month period. The Term may be terminated by the Company pursuant to this paragraph only if the Executive does not return to work within and for a continuous period of at least thirty (30) days after a notice of termination has been provided to the Executive by the Company.

          (d)    Cause.    The Company shall have the right to terminate the Term at any time for "cause". For purposes of this Agreement, "cause" shall mean (i) the commission of a felony or other crime involving moral turpitude; (ii) chronic drug or alcohol abuse or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm; or (iii) the intentional and continued failure by the Executive substantially to perform his duties hereunder (other than as a result of total or partial disability or incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties.

          (e)    Termination by the Executive.    The Term may be terminated by the Executive upon 60 days' prior written notice to the Company either with Good Reason or without Good Reason. "Good Reason" means any of the following: (A) a material adverse and unconsented-to change in the Executive's title or job duties or responsibility, (B) the Company's breach of all or any portion of Section 3 or (C) a requirement that the Executive relocate his place of employment outside the Chicago, Illinois area as a condition of continued

  employment. Provided, however, Good Reason shall not be deemed to exist unless the condition claimed to qualify as such remains uncorrected or unremedied for a period of 30 days following the Executive's written notice to the Company specifically identifying the basis for such claimed Good Reason.

          (f)    Termination by the Executive Following Company Sale.    The Term may be terminated by the Executive at any time within the four month period following a Company Sale upon not less than 60 days' prior written notice by the Executive to the Company.

        6.    Compensation Upon Termination.

          (a)    Termination by Mutual Agreement.    In the event that the Term is terminated by the parties pursuant to a written agreement in accordance with Section 5(a), the Executive shall be entitled to receive the compensation specified in any written agreement between the parties regarding the Executive's termination of employment.

          (b)    Termination of Agreement By Executive, Termination for Cause or Without Good Reason.    In the event this Agreement is terminated pursuant to Section 5(b) as a result of the Executive's election not to renew the Term, or the Company terminates this Agreement for cause pursuant to Section 5(d) or the Executive terminates this Agreement without Good Reason as defined in Section 5(e), the Executive shall not be entitled to any compensation or benefits except for the following:

            (i)    a lump sum payment within 10 days following the end of the Term of any Salary and other vested compensation earned or accrued but not paid to the Executive prior to the termination of the Term;

            (ii)  the Annual Bonus (to the extent the same would otherwise be payable by reason of the Company's achievement of the EBITDA targets set forth in Schedule A) for the year in which the Executive's employment is terminated, pro rated for the period prior to termination, which shall be payable by the Company within 30 days following the end of the period for which such Bonus is earned; and

            (iii)  COBRA benefits.

          (c)    Termination on Account of Company's Election To Not Renew, Termination Other Than for Cause or the Executive's Death or Disability.    In the event the Term is terminated by reason of the Company's election not to renew the Term in accordance with Section 5(b), by the Company terminating the Executive other than for cause as defined in Section 5(d) or the Executive's death or disability in accordance with Section 5(c), the Executive (or his beneficiary in the event of his death) shall be entitled to the following benefits (collectively, "Severance Benefits"):

            (i)    a lump sum payment within 10 days following the end of the Term of any Salary and other vested compensation earned or accrued but not paid to the Executive prior to the termination of the Term;

            (ii)  a lump sum payment within 10 days of the end of the Term in an amount equal to the Executive's Salary for eighteen (18) months;

            (iii)  the Annual Bonus (to the extent the same would otherwise be payable by reason of the Company's achievement of the EBITDA targets set forth in Schedule A) for the year in which the Executive's employment is terminated, which shall be payable by the Company within 30 days following the end of the period for which such Bonus is earned;

            (iv)  any then unpaid portion of the Stay Bonus, which shall be payable by the Company within 10 days of the end of the Term;

            (v)  outplacement services customary for similarly situated executives;

            (vi)  continuation for eighteen (18) months of (A) all health, life and disability insurance to the extent such insurance is available at a cost comparable to that paid by the Company prior to termination and (B) all other benefits described on Schedule B attached hereto; and

            (vii) the Company Sale Bonus if and when earned in accordance with Section 3(d).

          (d)    Termination with Good Reason or after a Company Sale.    In the event the Executive terminates this Agreement with Good Reason by providing the notice pursuant to Section 5(e), or in the event the Executive terminates this Agreement for any reason following a Company Sale as defined in Section 5(f) and is not re-engaged (as an employee, consultant or otherwise) by the Company or any affiliated or successor entity or any purchaser of its assets for a period of 12 months, the Executive shall be entitled to the Severance Benefits.

          (e)  The payment of all Severance Benefits hereunder shall be expressly conditioned upon the Executive's execution of a general release in favor of the Company, together with its affiliated and successor entities, which general release specifically shall exclude all obligations under this Agreement.

        7.    Confidential Information.    The Executive acknowledges that all Confidential Information is the property of the Company and its Subsidiaries. Therefore, the Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive's acts or omissions or as requested or required by law or court order (provided that the Executive shall notify the Company promptly of such request or requirement so that the Company may seek an appropriate protective order). The Executive shall deliver to the Company at the end of the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries which he may then possess or have under his control.

        8.    Inventions and Patents.    The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company or any of its Subsidiaries' actual business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company and its Subsidiaries ("Work Product") belong to the Company and its Subsidiaries. The Executive shall promptly disclose such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

        9.    Successors and Assigns.    This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective legal representatives, heirs, or successors and permitted assigns; provided, however, that the Executive may not sell, assign, pledge, hypothecate, or otherwise transfer this Agreement or any part hereof without the prior written consent of the Company. The Company will use all commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

        10.    Indemnification.    The Company agrees to indemnify and hold the Executive harmless against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act in his capacity as an officer of the Company during the Term. The foregoing right of indemnification shall not be exclusive of any other right to which the Executive may be entitled to as a matter of law or otherwise, or any power that the Company may have to indemnify him or hold him harmless, but shall be subject to any applicable restrictions imposed by the by-laws of the Company from time to time and any applicable law and shall not apply in respect of any loss, cost, liability or expense resulting from or incurred in connection with fraud or willful misconduct of the Executive.

        11.    GOVERNING LAW AND FORUM.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED UNDER THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS. THE PARTIES HERETO AGREE THAT ANY DISPUTE CONCERNING OR ARISING FROM THIS AGREEMENT SHALL BE LITIGATED IN A FEDERAL OR STATE COURT LOCATED IN COOK COUNTY, ILLINOIS AND THE PARTIES HERETO AGREE TO SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT.

        12.    Interpretation.    This Agreement is the result of negotiations between the parties and accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

        13.    Notices.    All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been delivered upon the earlier of personal delivery, or upon first attempted delivery by the United Postal Service or the overnight carrier if sent by certified mail, return receipt requested, postage prepaid or by recognized overnight carrier addressed: (i) in the case of the Company, at its principal office and (ii) in the case of the Executive, at the last known residence as shown on the Company's records.

        14.    Waiver.    A delay or failure by either party to require strict performance by the other party of any undertakings or agreements contained in this Agreement will not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance therewith. Any waiver by either party of any default by the other party under this Agreement will not waive or affect any other such default, whether such default is prior or subsequent thereto and whether of the same or a different type.

        15.    Severability.    In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, it shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless to do so would cause this Agreement to fail of its essential purpose.

        16.    Entire Agreement.    This Agreement constitutes the entire understanding and agreement between the Company and the Executive with respect to the terms and conditions of the Executive's employment during the Term and supersedes all previous agreements and arrangements (if any), oral or written, relating to the employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent). There are no other agreements, conditions, or representations, oral or written, express or implied with regard thereto.

        17.    Amendment of Agreement.    This Agreement may be modified, amended or rescinded only by means of a writing duly executed by the Company and the Executive.

        18.    Survivorship.    The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

        19.    Counterparts.    This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but which taken together shall constitute a single agreement between the parties.

        20.    Headings.    The Section headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect the meaning or interpretation of any of the provisions herein.

        21.    Termination.    Any employment and non-compete agreement previously entered into by the Executive and any Archibald Entity shall automatically terminate and be null and void and of no further force and affect from and after the effectiveness of this Agreement.

        22.    Early Termination.    It is agreed and understood that, in the event the Company has not filed a chapter 11 petition pursuant to the United States Bankruptcy Code by July 5, 2002, this Agreement shall be null and void and the parties shall have no further obligations to one another hereunder.

        IN WITNESS WHEREOF, the parties have duly executed this Employment and Non-Compete Agreement as of the date first above written.

ARCHIBALD CANDY CORPORATION
By:	/s/ THOMAS H. QUINN
Name:	Thomas H. Quinn
Title:	Chairman and Chief Executive Officer
/s/ TED A. SHEPHERD TED A. SHEPHERD

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  Exhibit 10.1
EMPLOYMENT AGREEMENT